Exhibit 99.1

Saving more lives financial report january-march 2020 stockholm, sweden, april 24, 2020 NYSE: ALV and SSE: ALIV.SDB

Q1 2020: Perhaps, the end of the beginning

Financial highlights Q1 2020	Full year 2020 indications

$1,846m net sales 13% organic sales decline* 7.3% operating margin 7.4% adj. operating margin* $0.86 EPS - a decrease of 32% $0.88 adj. EPS* - a decrease of 27%	No indications will be provided until effects of COVID-19 pandemic can be better assessed

Key business developments in the first quarter of 2020

•	Organic sales decline* was 11pp better than global light vehicle production, with all regions outperforming LVP. Order intake share remained high and supportive of prolonged sales outperformance.
•

Gross margin and adjusted operating margin* were on similar levels as last year despite the global LVP decline, supported by no costs related to social unrest in Matamoros, Mexico, in 2020, cost reductions in R,D&E, S,G&A, production overhead and raw materials. Operating cash flow and free cash flow* were above Q1’19 levels.

•

Securing a strong liquidity position by drawing down on our Revolving Credit Facility. Liquidity further supported by reducing or suspending non-critical expenses and investments and by cancelling the dividend after the quarter closed.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All change figures in this release compare to the same period of previous year except when stated otherwise.

Key Figures

(Dollars in millions, except per share data)	Q1 2020	Q1 2019	Change
Net sales	$1,846	$2,174	(15)%
Operating income	$134	$173	(23)%
Adjusted operating income1)	$136	$166	(18)%
Operating margin	7.3%	8.0%	(0.7)pp
Adjusted operating margin1)	7.4%	7.7%	(0.3)pp
Earnings per share, diluted2, 3)	$0.86	$1.27	(32)%
Adjusted earnings per share, diluted1, 2, 3)	$0.88	$1.20	(27)%
Operating cash flow	$156	$154	1.4%
Return on capital employed4)	14.5%	19.6%	(5.1)pp

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

We achieved a strong first quarter despite the sharp decline in light vehicle production, and I am pleased with our sales outperformance, margins and especially our strong cash flow and cash conversion. The task force we set up to manage the situation in China was expanded to global scale and acted promptly with timely cost reduction actions to offset much of the headwinds from weak LVP.

The current situation is more challenging than in the first quarter, as customer closures are now affecting most of our operations, for an unknown period of time, compared to a more limited scope in the first quarter. We have withdrawn our full year 2020 indication until the effects of the COVID-19 pandemic can be better assessed.

We have undertaken a number of actions to manage the evolving situation, including adjusting production and work week hours, reducing or suspending investments and spending that are not critical for daily operations. We have also accelerated cost saving initiatives, furloughed personnel, often in government supported programs, and reduced compensation for executive officers and board members.

Furthermore, we have intensified working capital control through strict inventory control, careful monitoring of receivables and close collaboration with our suppliers. In addition, we have strengthened our liquidity position as we cancelled the second quarter dividend, suspended future dividends and drawn fully on our revolving credit facility.

We are ensuring we have an adequate cost structure that supports our profitability targets, regardless of what level of LVP that will be the new normal, post COVID-19 pandemic.

The strategic initiatives and structural improvement projects we outlined at our 2019 Capital Markets Day remain key priorities, although some projects may be delayed by a few quarters.

While managing a sharp LVP decline in most regions, we are also preparing to restart and ramp up. We are coordinating with our customers and suppliers to make the necessary preparations. The health and safety of our employees remain our top priorities and we are upgrading protective measures and equipment as part of our preparations.

We have seen significant recovery in demand and production in China since restarting in mid-February and all of our plants in China are now operating at normal levels.

While preparing for the worst and hoping for the best, we remain focused on quality and safety.

COVID-19 pandemic related business update

The COVID-19 pandemic has upended the automotive industry and customer projects for 2020. Autoliv is navigating the same challenges as other companies are facing in managing and forecasting the overall impact the pandemic will have on the automotive industry this year. In this environment, on April 2, 2020, the Company withdrew its previously issued 2020 guidance until the effects of the pandemic can be better assessed.

First quarter 2020

The COVID-19 pandemic in the first quarter had a substantial impact on our operations, particularly China, where our customer’s plants were closed for several weeks in February and operated at low levels in March. In Europe and North America, sales declined substantially in the second half of March as the pandemic led to customer plant closures. Global light vehicle production (LVP) declined by 24% in the first quarter 2020 compared to Q1 2019 according to IHS, with LVP declining by almost 50% in China, by around 20% in Europe, and by 11% in North America. Although our organic sales* outperformed the LVP decline by 11pp, the 24% decline in global LVP had a significant impact on our sales and profitability in Q1 2020.

Liquidity and management actions to manage the challenging months ahead

•	Cancelling the dividend scheduled for June 4, 2020 and suspending future dividends, although the Board of Directors will review such suspension on a quarterly basis.
•

Drawing down $1.1 billion of cash on our existing Revolving Credit Facility, creating a cash balance of approximately $1.5 billion on April 2, 2020, which gives a healthy liquidity position as debt maturities are $318m in 2020 and $275m in 2021.

•	Executives voluntarily reducing their base salaries by 20% for Q2 2020 and non-employee board members reducing their cash compensation by 20% for Q2 2020.
•	Reducing or suspending capital expenditures with the ambition to reduce spending as is needed and possible depending on market volumes and our customers’ launch activities.
•	Strict inventory control, close monitoring of receivables and close collaboration with suppliers.
•

Adjusting production and work week hours to a lower demand, reducing or suspending discretionary spending that is not critical for daily operations and accelerated cost saving initiatives and furloughed personnel, many in government supported programs.

Second quarter 2020

The situation is currently more challenging than it was in Q1, as customer closures are now affecting the majority of our operations, for an uncertain period of time, compared to a more limited scope in the first quarter. With a higher safety content per vehicle in North America and Europe, the regional mix will have a negative impact on sales in Q2. It is currently not possible to estimate the market in Q2 with a reasonable degree of certainty. However, IHS outlook dated April 16, indicates a Q2 global LVP decline of 45%. A decline of such magnitude, should it come true, would have a significant impact on our sales and we do not expect to be able to fully offset the lower sales with cost reduction activities while also planning for production restarts. We therefore expect the LVP decline in Q2 to have a more substantial impact on our profitability and cash flow than the decline in Q1.

Next step

While we continue to focus on further cost reduction actions, we are planning and preparing to restart and ramp up production in close coordination with our customers and suppliers. Although the situation remains fluid and visibility is limited, below is a summary of our current view of our three most important regions.

China: OEMs are gradually returning to previous production levels, and the China Passenger Car Association reported that retail sales were 14% above last year’s level in the second week of April. However, the situation remains fluid, and we expect OEMs will be adjusting production according to inventory levels and demand. Additionally, production disruptions in other regions, which supply components to automakers in China, may slow down the recovery in China.

Europe: A number of European automotive plants have recently restarted or are preparing to restart production after more than a month of coronavirus-related shutdowns. The production rate will likely be volatile, with reduced shifts to adapt to uncertain demand development and component availability.

North America: In the US and Canada, most OEMs plan to resume production by early May. There is significant uncertainty around the return dates for their plants in Mexico, due to the stay-at-home measures in Mexico.

We are deeply focused on the safety of our employees, customers and suppliers when re-starting. We have therefore developed a Smart Start Playbook that outlines processes to raise awareness of new health protocols and to support execution in a challenging situation. This includes recommendations based on guidelines from the World Health Organization and lessons-learned from our recent ramp-up in China. We will provide personal protection equipment, such as masks and visors, and redesign some production environments, such as setting up protective screens.

Key Performance Trends

Sales Development by region	Capex and D&A

Adj. operating income and margin*	Operating Cash Flow excl EC antitrust payment*

Return on Capital Employed	Cash Conversion*

Key definitions -----------------------------------------------------------------------------------------------------------

Capex: Capital Expenditures, net.

D&A: Depreciation and Amortization.

Adj. operating income*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2017-2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in Q2 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

First quarter 2020

Consolidated sales		First quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2020	2019
Airbag Products and Other2)		$1,202.2	$1,447.7	(17.0)%	(1.9)%	(15.1)%
Seatbelt Products2)		$643.6	$726.3	(11.4)%	(2.6)%	(8.8)%
Total		$1,845.8	$2,174.0	(15.1)%	(2.1)%	(13.0)%

Americas		$672.2	$743.1	(9.5)%	(1.3)%	(8.2)%
Europe		$576.4	$680.2	(15.3)%	(3.0)%	(12.3)%
Asia		$597.2	$750.7	(20.4)%	(1.9)%	(18.5)%
Whereof:	Japan	$203.0	$208.1	(2.5)%	1.1%	(3.6)%
	China	$197.5	$330.4	(40.2)%	(3.3)%	(36.9)%
	RoA	$196.7	$212.2	(7.3)%	(2.8)%	(4.5)%
Total		$1,845.8	$2,174.0	(15.1)%	(2.1)%	(13.0)%
1) Effects from currency translations. 2) Including Corporate and other sales.

First quarter 2020 development

Sales by product - Airbags	Sales by product - Seatbelts

Airbag sales organic decline* was across all main product categories except knee airbags which grew organically by 7%. The main decline drivers were inflatable curtains, steering wheels, inflators and driver airbags.

Seatbelt sales organic decline* was mainly driven by China and Europe and to some degree in India, partly offset by growth in Japan and North America.

Sales by region

The global organic sales decline* of 13% was around 11pp better than the LVP decline of around 24% according to IHS. The overall sales decline was driven by China, followed by Europe and North America. The only areas with organic growth were ASEAN and South America.

Our change in sales outperformed LVP organically in all regions - by more than 12pp in China, by 8pp in Europe, by around 2pp in North America and by more than 4pp in Japan. In South America, we grew organically by 7%, outperforming LVP by 24pp, while we outperformed LVP organically by almost 14pp in Rest of Asia.

Q1 2020 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	(8.2)%	(12.3)%	(36.9)%	(3.6)%	(4.5)%	(13.0)%
Main growth drivers	Tesla, Subaru	PSA	BYD, GM	Honda, Suzuki, Subaru	Mitsubishi, GM, Nissan	Tesla, Subaru, Suzuki, BYD, PSA
Main decline drivers	Inflators, Honda, FCA, Ford	Daimler, VW, Renault, Ford	VW, Great Wall, Nissan, Honda, Geely, Hyundai/Kia	Mitsubishi, Toyota, Mazda, Inflators	Hyundai/Kia, Toyota, Isuzu, Mahindra	Daimler, VW, Honda, Inflators, Hyundai/Kia, Great Wall, Ford

Light vehicle production development

Change vs same period last year

Q1 2020	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (April 16, 2020)	(12.0)%	(20.5)%	(49.3)%	(7.9)%	(18.0)%	(24.4)%
IHS LVP (Jan 2020)	0.9%	(5.7)%	(12.3)%	(2.7)%	(8.2)%	(6.1)%

Key launches in the first quarter 2020

Financial development

Selected income statement items

Condensed income statement	First quarter
(Dollars in millions, except per share data)	2020	2019	Change
Net sales	$1,845.8	$2,174.0	(15.1)%
Cost of sales	$(1,514.8)	$(1,795.2)	(15.6)%
Gross profit	$331.0	$378.8	(12.6)%
S,G&A	$(93.5)	$(101.4)	(7.8)%
R,D&E, net	$(102.6)	$(107.4)	(4.5)%
Amortization of intangibles	$(2.7)	$(2.8)	(3.6)%
Other income (expense), net	$2.1	$6.0	(65.0)%
Operating income	$134.3	$173.2	(22.5)%
Adjusted operating income1)	$135.9	$166.4	(18.3)%
Financial and non-operating items, net	$(23.0)	$(19.6)	17.3%
Income before taxes	$111.3	$153.6	(27.5)%
Tax rate	32.7%	27.4%	5.3pp
Net income	$74.9	$111.5	(32.8)%
Earnings per share2, 3)	$0.86	$1.27	(32.3)%
Adjusted earnings per share1, 2, 3)	$0.88	$1.20	(26.7)%

Gross margin	17.9%	17.4%	0.5pp
S,G&A % of sales	(5.1)%	(4.7)%	0.4pp
R,D&E, net % of sales	(5.6)%	(4.9)%	0.7pp
Operating margin	7.3%	8.0%	(0.7)pp
Adjusted operating margin1)	7.4%	7.7%	(0.3)pp

1) Non-U.S. GAAP measure, excluding costs for capacity alignment and antitrust related matters. See reconciliation table. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

First quarter 2020 development

Gross profit decreased by $48 million and the gross margin increased by 0.5pp compared to the same quarter 2019. The gross margin improved despite lower sales and lower utilization of our assets from the decline in LVP, as it was positively impacted by the absence of costs related to the social unrest in Mexico in 2020, savings from indirect and direct workforce adjustments, lower raw material costs and positive currency effects. Although gross margin improved, the lower sales led to a decline in gross profit.

S,G&A declined by $8 million compared to the prior year, mainly due to positive year over year effects from changes in currency exchange rates, legal fees and personnel costs.

R,D&E, net declined by $5 million compared to the prior year, mainly due to positive year over year effects from lower personnel costs and changes in currency exchange rates, partly offset by lower engineering income.

Other income (expense), net declined by $4 million compared to a year earlier, mainly due to that first quarter 2019 was positively impacted by $6.8 million in release of EC antitrust provision.

Operating income decreased by $39 million compared to the same period in 2019, as a consequence of the lower gross profit and other income (expense), net being partly offset by lower costs for S,G&A and R,D&E, net.

Adjusted operating income* decreased by around $30 million compared to the prior year, mainly due to lower gross profit partly offset by lower S,G&A and R,D&E, net.

Financial and non-operating items, net was $3 million higher costs than a year earlier, mainly due to losses on exchange rate fluctuations in the first quarter 2020.

Income before taxes decreased by $42 million compared to the prior year, mainly due to the lower operating income.

Tax rate of 32.7% was 5.3pp higher than in the same quarter last year primarily due to unfavorable country mix.

Earnings per share, diluted decreased by 41 cents compared to a year earlier, where the main drivers were 53 cents from lower operating income and 5 cents from higher financial and non-operating items, partly offset by 16 cents from lower overall tax.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	First quarter
(Dollars in millions)	2020	2019	Change
Operating working capital4)	$550.9	$633.2	(13.0)%
Operating working capital % of sales1)	6.7%	7.4%	(0.7)pp
Cash & cash equivalents	$907.2	$436.6	107.8%
Gross debt2)	$2,528.2	$2,035.7	24.2%
Net debt3)	$1,629.5	$1,607.2	1.4%
Total equity	$2,044.1	$1,974.0	3.6%
Leverage ratio5)	1.7	1.6	6.3%

1) Latest 12 months of net sales. 2) Short- and long-term interest-bearing debt. 3) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure. See reconciliation table. 4) For 2019 excluding EC antitrust non-cash provision. 5) Net debt adjusted for pension liabilities in relation to EBITDA. Non U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	First quarter
(Dollars in millions)	2020	2019	Change
Net income	$74.9	$111.5	(32.8)%
Changes in operating assets and liabilities	$(18.9)	$(37.1)	(49.1)%
Depreciation and amortization	$88.8	$90.1	(1.4)%
Other, net1)	$11.0	$(10.8)	201.9%
Operating cash flow	$155.8	$153.7	1.4%
Capital expenditure, net	$(88.2)	$(108.0)	(18.3)%
Free cash flow2)	$67.6	$45.7	47.9%
Cash conversion3)	90.3%	41.0%	49.3pp
Dividends paid	$(54.1)	$(54.3)	(0.4)%

1) For 2019 including EC antitrust non-cash provision. 2) Operating cash flow less Capital expenditures, net. Non U.S. GAAP measure. See enclosed reconciliation table. 3) Free cash flow relative to Net income. Non U.S. GAAP measure. See reconciliation table.

First quarter 2020 development

Operating working capital* was 6.7% of sales compared to 7.4% of sales a year earlier, mainly due to lower accounts receivable. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Operating cash flow was $156 million compared to $154 million a year earlier, as the lower net income was more than offset by positive effect from deferred income taxes and favorable impact from net changes in operating assets and liabilities.

Capital expenditure, net of $88 million was $20 million lower than a year earlier, reflecting the ambition to limit capital investments. Capital expenditure, net in relation to sales was 4.8% vs. 5.0% a year earlier.

Free cash flow, net* amounted to $68 million compared to $46 million a year earlier. The increase of $22 million was mainly due to the lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, amounted to 90% compared to 41% in the same quarter a year earlier as free cash flow increased and net income decreased compared to prior year.

Net debt* amounted to $1,630 million as of March 31, 2020, which was $22 million higher than a year earlier and $20 million lower compared to December 31, 2019.

Liquidity position At March 31, 2020 our cash balance was around $0.9 billion and was around $1.5 billion after drawing fully on our Revolving Credit Facility on April 2nd 2020. Debt maturing in 2020 is around $318 million, with another $275 million maturing in 2021.

Leverage ratio* Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of March 31, 2020, the Company had a leverage ratio of 1.7x, compared to 1.6x at March 31, 2019. The increase is due to a lower adjusted EBITDA in the current period compared to a year earlier. Compared to December 31, 2019, the leverage ratio is unchanged.

Total equity increased by $70 million compared to March 31, 2019 mainly due to $425 million in net income partly offset by $217 million in dividends, $120 million from changes in exchange rates and $27 million from pension liability adjustments. As the Company canceled the previously announced second quarter dividend in April 2020, $54 million has been reclassified back to total equity in April 2020.

Headcount

	March 31, 2020	December 31, 2019	March 31, 2019
Headcount	65,464	65,218	66,878
Whereof: Direct workers in manufacturing	71%	71%	71%
Best cost countries	81%	81%	80%
Temporary personnel	8%	10%	12%

Compared to December 31, 2019, total headcount (permanent employees and temporary personnel) increased by 246. The increase in the quarter is driven by an increase in direct workforce while the indirect workforce is unchanged. Our operations in China are currently operating at normal levels while OEM plant closures in other regions, notably Europe and North America, were initiated mid-March and those effects are not reflected in our headcount as of March 31, 2020. Our initial responses to manage the demand declines in Europe and Americas involve mainly furloughing employees and shorter work weeks which impacts wage and salary costs but not the overall headcount. Compared to a year ago, total headcount decreased by 1,414, with close to 70% of the reduction being in the direct workforce.

Key Ratios

	First quarter		Latest 12 months	Full Year
	2020	2019		2019
Income statements
Earnings per share, basic1)	$0.86	$1.28	$4.87	$5.29
Earnings per share, diluted1, 2)	$0.86	$1.27	$4.86	$5.29
Gross margin, %3)	17.9	17.4	18.7	18.5
Adjusted operating margin, %4)	7.4	7.7	9.1	9.1
R,D&E net in relation to sales, %	(5.6)	(4.9)	(4.9)	(4.7)
Balance Sheet
Operating working capital in relation to sales, %5,17)	6.7	7.4	6.7	6.6
Capital employed, $ in millions6)	3,674	3,581	3,674	3,772
Return on total equity, %7)	14.4	23.0	20.9	23.1
Return on capital employed, %8)	14.5	19.6	18.4	19.7
Cash dividend paid per share	$0.62	$0.62	$2.48	$2.48
Net debt, $ in millions9)	1,630	1,607	1,630	1,650
Leverage ratio10)	1.7	1.6	1.7	1.7
Days receivables outstanding11)	71	74	64	70
Days inventory outstanding12)	42	35	38	35
Cash flow statements
Operating Cash flow, $ in millions	155.8	153.7	642.8	640.7
Depreciation and amortization, $ in millions	88.8	90.1	349.3	350.6
Capital expenditures, net in relation to sales, %	(4.8)	(5.0)	(5.6)	(5.6)
Free Cash flow, $ in millions13)	67.6	45.7	186.5	164.6
Cash conversion, %14)	90.3	41.0	43.8	35.6
Direct shareholder return, $ in millions15)	(54.1)	(54.3)	(216.8)	(217.0)
Other
No. of shares at period-end in millions16)	87.3	87.2	87.3	87.2
Average no. of shares in millions2)	87.4	87.4	87.4	87.3

1) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Gross profit relative to sales. 4) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. Non-U.S. GAAP measure. See reconciliation table. 5) Latest 12 months of net sales. 6) Total equity and net debt. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Non-U.S. GAAP measure. See reconciliation table. 10) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales. 13) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure, see reconciliation table. 14) Free cash flow relative to Net income. Non-U.S. GAAP measure, see reconciliation table. 15) Dividends paid and Shares repurchased. 16) Excluding dilution and net of treasury shares. 17) For 2019 excluding EC antitrust non-cash provision.

Other Items

•   On January 31, 2020, Autoliv announced the first unique crash test with a concept airbag for e-scooters. Initial results indicate the e-scooter airbag reduces injuries to an e-scooter rider's head and chest. This is the next step in a focused and continued effort to provide safety solutions within the area of micromobility.

•   On February 18, 2020, Autoliv announced it released a series of recommendations to improve road safety in India. The recommendations were developed in cooperation with the Indian government, local authorities and stakeholders.

•   On February 25, 2020, Autoliv announced it joined Together for Safer Roads (TSR), a coalition of leading private sector companies dedicated to preventing traffic crashes, injuries and deaths on roadways around the world. Specifically, Autoliv will be an integral member of the coalition's Global Leadership Council for Fleet Safety, a TSR program that uses peer-to-peer knowledge-sharing to help smaller fleet operators create safety cultures and reduce risk.

•   On February 28, 2020, Autoliv announced that Dan Garceau had notified the company that he is resigning as President of Autoliv Americas to pursue another position outside the company.

    Mr. Garceau has been the President of Autoliv Americas since September 2014. His resignation will be effective no later than August 10, 2020. The company initiated a search for Mr. Garceau's replacement who will be announced at a later date.•   On March 19, 2020, Autoliv announced measures to mitigate the effects of the COVID-19 pandemic and that it drew down $500 million from its revolving credit facility.

•   On April 2, 2020, Autoliv announced withdrawal of its 2020 guidance until COVID-19 pandemic effects can be better assessed, the draw down of the remaining $600 million from its revolving credit facility and the cancellation of its dividend.

•   The Company set May 7, 2020 as the date for its 2020 annual meeting of stockholders. The meeting will be a virtual meeting. Only the stockholders of record at the close of business on March 11, 2020 will be entitled to be present and vote at the meeting.

•   An earnings conference call will be held at 2:00 p.m. CET (8:00 a.m. ET) today, April 24, 2020. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Next Report

Autoliv intends to publish the quarterly earnings report for the second quarter of 2020 on Friday, July 17, 2020.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Inquiries: Media

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Marja Huotari

Acting Vice President Communications

Tel +46 (0)70 957 8135

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on April 24, 2020.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations and liquidity; changes in light vehicle production fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	First quarter		Latest 12 months	Full Year
(Unaudited)	2020	2019		2019
Airbag and Other products1)	$1,202.2	$1,447.7	$5,430.8	$5,676.3
Seatbelt products1)	643.6	726.3	2,788.6	2,871.3
Total net sales	$1,845.8	$2,174.0	$8,219.4	$8,547.6

Cost of sales	(1,514.8)	(1,795.2)	(6,682.8)	(6,963.2)
Gross profit	$331.0	$378.8	$1,536.6	$1,584.4

Selling, general & administrative expenses	(93.5)	(101.4)	(391.0)	(398.9)
Research, development & engineering expenses, net	(102.6)	(107.4)	(400.7)	(405.5)
Amortization of intangibles	(2.7)	(2.8)	(11.4)	(11.5)
Other income (expense), net	2.1	6.0	(46.6)	(42.7)
Operating income	$134.3	$173.2	$686.9	$725.8

Income from equity method investments	0.3	1.0	1.3	2.0
Interest income	1.1	1.0	3.7	3.6
Interest expense	(16.3)	(18.0)	(67.8)	(69.5)
Other non-operating items, net	(8.1)	(3.6)	(18.0)	(13.5)
Income before income taxes	$111.3	$153.6	$606.1	$648.4

Income taxes	(36.4)	(42.1)	(179.9)	(185.6)
Net income	$74.9	$111.5	$426.2	$462.8

Less; Net income attributable to non-controlling interest	0.1	0.1	1.3	1.3
Net income attributable to controlling interest	$74.8	$111.4	$424.9	$461.5

Amounts attributable to controlling interest:
Net Income	$74.8	$111.4	$424.9	$461.5
Net income attributable to controlling interest	$74.8	$111.4	$424.9	$461.5

Earnings per share2, 3)	$0.86	$1.27	$4.86	$5.29

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions, unaudited)	2020	2019	2019	2019	2019
Assets
Cash & cash equivalents	$907.2	$444.7	$334.4	$406.4	$436.6
Receivables, net	1,428.1	1,626.7	1,656.2	1,695.5	1,749.6
Inventories, net	771.6	740.9	731.8	736.1	741.1
Other current assets	200.1	189.8	186.4	214.2	183.8
Total current assets	$3,307.0	$3,002.1	$2,908.8	$3,052.2	$3,111.1

Property, plant & equipment, net	1,749.5	1,815.7	1,747.9	1,765.0	1,710.9
Investments and other non-current assets	367.1	386.4	371.1	386.7	384.3
Operating leases right-of-use assets	148.5	156.8	154.1	165.0	147.3
Goodwill	1,382.4	1,387.9	1,383.3	1,388.8	1,388.3
Intangible assets, net	19.4	22.3	24.3	27.8	30.7
Total assets	$6,973.9	$6,771.2	$6,589.5	$6,785.5	$6,772.6

Liabilities and equity
Short-term debt	$318.8	$368.1	$289.9	$366.8	$437.6
Accounts payable	862.5	950.6	900.2	956.6	981.7
Operating lease liabilities, current	35.9	37.8	37.7	39.6	37.0
Other current liabilities	1,009.0	1,053.7	1,077.0	1,055.4	1,282.2
Total current liabilities	$2,226.2	$2,410.2	$2,304.8	$2,418.4	$2,738.5

Long-term debt	2,209.4	1,726.1	1,815.1	1,850.2	1,598.1
Pension liability	231.8	240.2	199.9	202.8	200.4
Operating lease liabilities, non-current	113.4	119.4	117.0	125.9	110.5
Other non-current liabilities	149.0	152.9	153.4	150.5	151.1
Total non-current liabilities	$2,703.6	$2,238.6	$2,285.4	$2,329.4	$2,060.1

Total parent shareholders’ equity	2,031.0	2,109.2	1,986.7	2,024.1	1,960.5
Non-controlling interest	13.1	13.2	12.6	13.6	13.5
Total equity	$2,044.1	$2,122.4	$1,999.3	$2,037.7	$1,974.0

Total liabilities and equity	$6,973.9	$6,771.2	$6,589.5	$6,785.5	$6,772.6

Consolidated Statements of Cash Flow

	First quarter		Latest 12 months	Full Year
(Dollars in millions, unaudited)	2020	2019		2019
Net income	$74.9	$111.5	$426.2	$462.8
Depreciation and amortization	88.8	90.1	349.3	350.6
Legal provision3)	–	(6.8)	–	–
Other, net1)	11.0	(4.0)	(198.1)	(219.9)
Changes in operating assets and liabilities	(18.9)	(37.1)	65.4	47.2
Net cash provided by operating activities	$155.8	$153.7	$642.8	$640.7

Capital expenditures, net	(88.2)	(108.0)	(456.3)	(476.1)
Net cash used in investing activities	$(88.2)	$(108.0)	$(456.3)	$(476.1)

Net cash before financing2)	$67.6	$45.7	$186.5	$164.6

Net increase (decrease) in short-term debt	(26.9)	(173.1)	(217.9)	(364.1)
Increase in long-term debt	500.0	–	743.5	243.5
Debt issuance costs	–	–	(0.3)	(0.3)
Dividends paid	(54.1)	(54.3)	(216.8)	(217.0)
Common stock options exercised	0.2	0.1	1.0	0.9
Dividend paid to non-controlling interests	–	–	(1.1)	(1.1)
Net cash provided by (used in) financing activities	$419.2	$(227.3)	$308.4	$(338.1)

Effect of exchange rate changes on cash	(24.3)	2.4	(24.3)	2.4
Increase (decrease) in cash and cash equivalents	$462.5	$(179.2)	$470.6	$(171.1)
Cash and cash equivalents at period-start	444.7	615.8	436.6	615.8
Cash and cash equivalents at period-end	$907.2	$436.6	$907.2	$444.7

1) For latest 12 months including EC antitrust payment and for full year 2019 including EC antitrust non-cash provision and payment. 2) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table. 3) Release of EC antitrust non-cash provision.

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on page 5 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Mar 31	Dec 31	Sept 30	Jun 30	Mar 31
(Dollars in millions)	2020	2019	2019	2019	2019
Total current assets	$3,307.0	$3,002.1	$2,908.8	$3,052.2	$3,111.1
Total current liabilities1)	(2,226.2)	(2,410.2)	(2,304.8)	(2,418.4)	(2,535.3)
Working capital	$1,080.8	$591.9	$604.0	$633.8	$575.8
Cash and cash equivalents	(907.2)	(444.7)	(334.4)	(406.4)	(436.6)
Short-term debt	318.8	368.1	289.9	366.8	437.6
Derivative asset and liability, current	4.4	(4.2)	5.9	(3.5)	2.4
Dividends payable2)	54.1	54.1	54.1	54.1	54.0
Operating working capital	$550.9	$565.2	$619.5	$644.8	$633.2
1) March 2019 excluding the EC antitrust accrual. 2) As of April 2, 2020, the dividend payable in Mar 31, 2020 has been cancelled. See section Other Items.

Net Debt

As part of efficiently managing the Company’s overall cost of funds, Autoliv from time to time enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2020	2019	2019	2019	2019
Short-term debt	$318.8	$368.1	$289.9	$366.8	$437.6
Long-term debt	2,209.4	1,726.1	1,815.1	1,850.2	1,598.1
Total debt	$2,528.2	$2,094.2	$2,105.0	$2,217.0	$2,035.7
Cash & cash equivalents	(907.2)	(444.7)	(334.4)	(406.4)	(436.6)
Debt issuance cost/Debt-related derivatives, net	8.5	0.3	10.7	0.3	8.1
Net debt	$1,629.5	$1,649.8	$1,781.3	$1,810.9	$1,607.2

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2018	2017	2016	2015
Short-term debt	$620.7	$19.7	$216.3	$39.6
Long-term debt	1,609.0	1,310.7	1,312.5	1,499.4
Total debt	$2,229.7	$1,330.4	$1,528.8	$1,539.0
Cash & cash equivalents	(615.8)	(959.5)	(1,226.7)	(1,333.5)
Debt issuance cost/Debt-related derivatives, net	4.9	(2.5)	(3.4)	(3.9)
Net debt	$1,618.8	$368.4	$298.7	$201.6

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	Mar 31	Dec 31	Mar 31
(Dollars in millions)	2020	2019	2019
Net debt1)	$1,629.5	$1,649.8	$1,607.2
Pension liabilities	231.8	240.2	200.4
Debt per the Policy	$1,861.3	$1,890.0	$1,807.6

Net income2)	426.2	462.8	172.8
Less; Net loss, Discontinued Operations2)	–	–	157.1
Net income, Continuing Operations2)	$426.2	$462.8	$329.9
Income taxes2)	179.9	185.6	207.2
Interest expense, net2, 3)	64.1	65.9	64.3
Depreciation and amortization of intangibles2)	349.3	350.6	350.1
Antitrust related matters, capacity alignments and separation costs[2], 4)	57.0	48.6	205.7
EBITDA per the Policy (Adjusted EBITDA)	$1,076.5	$1,113.5	$1,157.2

Leverage ratio	1.7	1.7	1.6

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) Mar 31, 2019 only including antitrust related matters.

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure net cash before financing to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	First quarter		Latest 12 months	Full Year
(Dollars in millions)	2020	2019		2019
Net income	$74.9	$111.5	$426.2	$462.8
Changes in operating assets and liabilities	(18.9)	(37.1)	65.4	47.2
Depreciation and amortization	88.8	90.1	349.3	350.6
Other, net1)	11.0	(10.8)	(198.1)	(219.9)
Operating cash flow	$155.8	$153.7	$642.8	$640.7
Capital expenditure, net	(88.2)	(108.0)	(456.3)	(476.1)
Free cash flow2)	$67.6	$45.7	$186.5	$164.6
Net cash before financing	$67.6	$45.7	$186.5	$164.6
Cash conversion3)	90.3%	41.0%	43.8%	35.6%

1) For Q1 2019 including EC antitrust non-cash provision, for latest 12 months including EC antitrust payment and for full year 2019 including EC antitrust non-cash provision and payment. 2) Operating cash flow less Capital expenditures, net. 3) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	20181)	20171)	20161)	20151)
Net income	$183.7	$303.0	$561.6	$457.5
Changes in operating assets and liabilities	(229.3)	(0.3)	(77.8)	(26.1)
Depreciation and amortization	397.1	425.8	383.0	319.1
Goodwill impairment charges	–	234.2	–	–
Other, net4)	239.1	(26.8)	1.6	0.0
Operating cash flow	$590.6	$935.9	$868.4	$750.5
Capital expenditure, net	(554.8)	(569.6)	(498.6)	(449.6)
Free cash flow2)	$35.8	$366.3	$369.8	$300.9
Acquisitions of businesses and other, net	(72.9)	(127.7)	(227.4)	(141.5)
Net cash before financing	$(37.1)	$238.6	$142.4	$159.4
Cash conversion3)	19.5%	120.9%	65.8%	65.8%
1) Including Discontinued Operations. 2) Operating cash flow less Capital expenditures, net. 3) Free cash flow relative to Net income. 4) For full year 2018 including EC antitrust non-cash provision.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	First quarter 2020			First quarter 2019
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$134.3	$1.6	$135.9	$173.2	$(6.8)	$166.4
Operating margin, %	7.3	0.1	7.4	8.0	(0.3)	7.7
Income before taxes	$111.3	$1.6	$112.9	$153.6	$(6.8)	$146.8
Net income attributable to controlling interest	$74.8	$1.6	$76.4	$111.4	$(6.8)	$104.6
Capital employed	$3,674	$2	$3,676	$3,581	$(7)	$3,574
Return on capital employed, %2)	14.5	0.1	14.6	19.6	(0.7)	18.9
Return on total equity, %3)	14.4	0.3	14.7	23.0	(1.3)	21.7
Earnings per share4, 5)	$0.86	$0.02	$0.88	$1.27	$(0.07)	$1.20
Total parent shareholders' equity per share	$23.26	$0.02	$23.28	$22.48	$(0.07)	$22.41

1) Costs for capacity alignment and antitrust related matters. 2) Operating income and income from equity method investments, relative to average capital employed. 3) Income relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686.9	$57.0	$743.9	$725.8	$48.6	$774.4
Operating margin, %	8.4	0.7	9.1	8.5	0.6	9.1
1) Costs for capacity alignment, antitrust related matters and separation of our business segments.

	Full year 2018			Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686.0	$222.2	$908.2	$859.6	$39.7	$899.3
Operating margin, %	7.9	2.6	10.5	10.6	0.5	11.1
1) Costs for capacity alignment and antitrust related matters in 2017 and 2018, and separation of our business segments in 2018.

	Full year 2016			Full year 2015
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$831.0	$34.5	$865.5	$707.7	$166.4	$874.1
Operating margin, %	10.5	0.4	10.9	9.3	2.2	11.5
1) Costs for capacity alignment and antitrust related matters.

Items included in Non-U.S. GAAP adjustments	First quarter 2020		First quarter 2019
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$1.6	$0.02	$(0.1)	$(0.00)
Antitrust related matters	0.0	0.00	(6.7)	(0.07)
Total adjustments to operating income	$1.6	$0.02	$(6.8)	$(0.07)
Tax on non-U.S. GAAP adjustments1)	0.0	0.00	0.0	0.00
Total adjustments to net income	$1.6	$0.02	$(6.8)	$(0.07)

Weighted average number of shares outstanding - diluted		87.4		87.4

Return on capital employed2, 3)	$6.4		$(27.2)
Adjustment return on capital employed	0.1%		(0.7)%

Return on total equity4, 5)	$6.4		$(27.2)
Adjustment return on total equity	0.3%		(1.3)%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q1 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income relative to average total equity. 5) After adjustment for annualized Q1 non-U.S. GAAP Net income adjustment.

Multi-year Summary
Continuing Operations unless noted

(Dollars in millions, except per share data)	2019	2018	2017	2016	2015
Sales and Income
Net sales	$8,548	$8,678	$8,137	$7,922	$7,636
Airbag sales1)	5,676	5,699	5,342	5,256	5,036
Seatbelt sales	2,871	2,980	2,794	2,665	2,599
Operating income	726	686	860	831	708
Net income attributable to controlling interest	462	376	586	558	443
Earnings per share (US$) – basic2)	5.29	4.32	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution2, 3)	5.29	4.31	6.68	6.32	5.02
Gross margin, %4)	18.5	19.7	20.6	20.6	20.5
R,D&E net in relation to sales, %	(4.7)	(4.8)	(4.6)	(4.5)	(4.1)
S,G &A net in relation to sales, %	(4.7)	(4.5)	(5.0)	(5.0)	(4.8)
Operating margin, %5)	8.5	7.9	10.6	10.5	9.3
Adjusted operating margin, %6, 7)	9.1	10.5	11.1	10.9	11.5
Balance Sheet
Operating working capital	565	478	581	488	525
Days receivables outstanding8)	70	71	76	70	71
Days inventory outstanding9)	35	35	35	32	31
Total equity	2,122	1,897	4,169	3,926	3,468
Total parent shareholders’ equity per share (US$)	24.19	21.63	46.38	41.69	39.22
Current assets excluding cash	2,557	2,670	2,598	2,269	2,259
Property, plant and equipment, net	1,816	1,690	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,410	1,423	1,440	1,430	1,445
Capital employed	3,772	3,516	4,538	4,225	3,670
Net debt7)	1,650	1,619	368	299	202
Total assets	6,771	6,722	6,947	6,565	6,518
Long-term debt	1,726	1,609	1,311	1,313	1,499
Operating working capital in relation to sales, %	6.6	5.5	7.1	6.2	6.9
Return on capital employed, %10, 11)	20	17	n/a	n/a	n/a
Return on total equity, %11, 12)	23	13	n/a	n/a	n/a
Total equity ratio, %	31	28	49	48	46
Cash flow
Operating Cash flow13)	641	591	936	868	751
Depreciation and amortization13)	351	397	426	383	319
Capital expenditures, net13)	476	555	570	499	450
Capital expenditures, net in relation to sales, %13)	5.6	5.7	5.5	4.9	4.9
Free Cash flow7, 13, 14)	165	36	366	369	301
Cash conversion, %7, 13, 15)	35.6	19.5	120.8	65.7	65.8
Direct shareholder return13, 16)	(217)	(214)	(366)	(203)	(300)
Cash dividends paid per share (US$)	2.48	2.46	2.38	2.30	2.22
Other data
Number of shares outstanding (million)17)	87.2	87.1	87.0	88.2	88.1
Number of employees, December 31	58,900	57,700	56,700	55,800	51,300

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables relative to average daily sales. 9) Outstanding inventory relative to average daily sales. 10) Operating income and income from equity method investments, relative to average capital employed. 11) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 12) Income relative to average total equity. 13) Including Discontinued Operations. Free cash flow and cash conversion are non-US GAAP measures, see reconciliation tables above. 14) Operating cash flow less Capital expenditures, net. 15) Free cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.